Exhibit 10.6
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 4, 2005 (the “Effective Date”), is made by and between Patrick Henry Associates, L.P., a Delaware limited partnership (“Seller”) and Columbia Equity Trust, Inc., a Maryland corporation (“Purchaser”).
     In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
SECTION 1.
PURCHASE AND SALE
     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (collectively, the “Property”):
     1.2 Land. Seller’s fee interest in and to all of that certain tract of land situated in the City of Newport News, Virginia and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all of Seller’s right, title and interest appurtenant to such land, including, without limitation, all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed pertaining thereto, (iii) all easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, and utility, and solar rights pertaining thereto (collectively, the “Land”).
     1.3 Improvements. The office building and all other improvements and structures constructed on the Land (collectively, the “Improvements”). The Land and Improvements are referred to herein as the “Real Property.”
     1.4 Personal Property. All of Seller’s right, title and interest, if any, in the following additional property (“Personal Property”):
               (a) Tangible Property.
                    (i) mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements,
                    (ii) maintenance equipment and tools owned by Seller, located on the Land and used exclusively in connection with the Improvements,
                    (iii) site plans, plans and specifications and floor plans in Seller’s possession which relate exclusively to the Real Property,
                    (iv) all signs, supplies, appliances, decorations, furniture, furnishings, machinery, landscaping and other tangible personal property owned by Seller, located at and used in connection with the leasing, management, operation, maintenance and/or repair of the Property,

                    (v) pylons and other signs located on the Land and owned by Seller, and
                    (vi) other tangible property of every kind and character owned by Seller and located in or on the Real Property and used in connection with the leasing, management, operation, maintenance and/or repair of the Property (collectively, the “Tangible Property”).
               (b) Leases and rental agreements with tenants occupying space in the Improvements (the “Leases”), and any guaranties or other security applicable thereto and all security deposits, advance rental, or like payments, if any, held by Seller in connection with the Leases.
               (c) To the extent assignable or transferable, all contract rights (collectively, the “Contract Rights”) related to the Real Property, Tangible Property or Leases (other than insurance policies), including, without limitation, Seller’s interest in all maintenance, construction, commission, architectural, parking, telecommunication, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Tangible Property, or Leases that will remain in existence after Closing (collectively, the “Operating Contracts”).
               (d) To the extent assignable or transferable, all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Real Property, Tangible Property, Leases, the Contract Rights or the Operating Contracts (collectively, the “Permits”).
               (e) To the extent assignable or transferable, tradenames or trademarks used exclusively in connection with the Real Property, and any goodwill related to the Real Property.
SECTION 2.
PURCHASE PRICE
     2.1 The purchase price for the Property shall be Fourteen Million Six Hundred Thousand Dollars ($14,600,000.00) (the “Purchase Price”), which shall be paid as follows:
               (a) Within one (1) business day following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with Fidelity National Title Insurance Company (the “Escrow Agent” or the “Title Company”), the amount of Two Hundred Thousand Dollars ($200,000.00), and within one (1) business day following the expiration of the Inspection Period (hereinafter defined) Purchaser shall pay to the Escrow Agent an additional deposit in the amount of Three Hundred Thousand Dollars ($300,000.00), all of which shall be held by the Escrow Agent in an interest bearing account. Such amount(s) as shall have been deposited with the Escrow Agent pursuant to this Section 2.1, and all interest earned thereon are referred to herein collectively as the “Deposit.” The Deposit will be held pursuant to the provisions of this Agreement and subject thereto shall be paid to the Seller at Closing. At the same time as the delivery of the initial Deposit to the Escrow Agent, Purchaser shall deliver to the Escrow Agent, for immediate release to Seller an additional sum of $100.00 (the “Independent Consideration Amount”), which amount has been bargained for and agreed to as independent consideration for granting to Purchaser, in accordance with this Agreement, the right to purchase the Property and the Inspection Period. The Independent Consideration Amount is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.
               (b) The balance of the Purchase Price (i.e. the Purchase Price less the Deposit less the unpaid principal balance of the Existing Mortgage (as hereinafter defined)), plus or minus other adjustments required under this Agreement, shall be paid at Closing by wire transfer of funds in such amount in accordance with the written instructions delivered by Seller to Purchaser.
SECTION 3.
DELIVERIES, INSPECTION, LOAN ASSUMPTION AND REPRESENTATIONS
     3.1 Delivery Obligations. Prior to the Effective Date Purchaser has had access to the information more particularly described on Schedule 1.
     3.2 Inspection Period/Loan Assumption.
               (a) Notwithstanding any provision of this Agreement to the contrary, this Agreement and the obligations of Purchaser hereunder are contingent upon Purchaser determining the suitability of the Property in Purchaser’s sole discretion. Purchaser shall have a period from the date hereof until 12:00 P.M. New York time on August 11, 2005 (the “Inspection Period”) to examine the Property. If prior to the expiration of the Inspection Period, Purchaser determines that the Property is not suitable to Purchaser for any reason, then Purchaser shall give written notice thereof (the “Termination Notice”) to Seller and the Escrow Agent prior to the close of business of the last day of the Inspection Period. If Purchaser timely advises Seller and the Escrow Agent that it elects not to proceed with this transaction, the Escrow Agent shall return to Purchaser the Deposit, and thereafter this Agreement shall be terminated and neither party shall have any further rights or obligations hereunder except for such obligations which are expressly stated herein to survive the Closing or the termination of this Agreement (the “Surviving Obligations”.) TIME SHALL BE OF THE ESSENCE with respect to this Section 3.2(a), and if the Termination Notice shall not be timely given to the Seller and the Escrow Agent by the expiration of the Inspection Period, this Agreement shall remain in full force and effect in accordance with its terms.
     On or before the expiration of the Inspection Period, Purchaser may deliver written notice to Seller (the “Operating Contracts Notice”) specifying any Operating Contracts with respect to which Purchaser desires to have the Seller deliver notices of termination at the Closing (the “Terminated Contracts”); provided that (i) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts, (ii) if any such Service Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, and (iii) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall pay any cancellation fees or penalties. If Purchaser fails to deliver the Operating Contracts Notice on or before the expiration of the Inspection Period, there shall be no Terminated Contracts and Purchaser shall assume all Operating Contracts at the Closing.

               (b) Except as may be specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or audits or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s Possession (as used in this Agreement, the term “Seller’s Possession” or “possession of Seller” or words of similar import shall mean and include documents maintained at Seller’s files located at the Property or with Seller’s managing agent for the Property)). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property.
               (c) The obligations of Seller and Purchaser under this Agreement are also conditioned upon Seller obtaining the consent and approval (the “Lender Approval”) of Deutsche Banc Mortgage Capital, LLC (the “Lender”), the holder of the existing first mortgage on the Property (the “Existing Mortgage”) in the original principal amount of $8,650,000 on or before the expiration of the Lender Approval Period (as hereinafter defined), to the assumption by Purchaser of the Existing Mortgage encumbering the Property providing for substantially the following:
               (i) Confirming the unpaid principal balance, accrued interest and unpaid fees, if any, of the Existing Mortgage; confirming any amounts held as escrow deposits or reserves and, if required by the mortgage documents, confirming the absence of any amendments thereto or defaults thereunder;
               (ii) Approving the Seller’s transfer to Purchaser or Purchaser’s designee of the Property pursuant to this Agreement and subject to the Existing Mortgage;
               (iii) Releasing Seller and any guarantor from any and all obligations under the Existing Mortgage arising from and after the date of the Closing;
               (iv) Confirming the documents evidencing and securing the Existing Mortgage; and
               (v) Agreeing to the modifications to the transfer provisions of the Existing Mortgage to allow transfers of interests in Columbia Equity Trust, Inc. (the “REIT”) or in Columbia Equity, LP (the “OP”) or in any person or entity owning a direct or indirect interest in the REIT or the OP.
     For purposes of this Agreement, the “Lender Approval Period” shall expire on the earlier of (x) the date of receipt of Lender Approval and (y) 5:00 p.m. New York time on September 19, 2005 (the “Outside Date”). Purchaser will cooperate in all respects with Seller in seeking the Lender Approval, including but not limited to submission by Purchaser to Lender of all financial and background information requested by Lender. Purchaser agrees to pay an assumption fee required by the Lender (up to $86,500.00) and all other reasonable fees and expenses of Lender and Lender’s counsel in connection with such assumption, and to reimburse Seller at the Closing for all escrow amounts deposited in connection with the Existing Mortgage. Purchaser agrees to use commercially reasonable efforts to deliver to Lender, with a copy to Seller, no later than five (5) business days after the Effective Date, a fully completed application seeking Lender Approval together with any required application fees.
     In the event Seller has not obtained the Lender Approval on or before the end of the Lender Approval Period, this Agreement shall terminate, and provided Purchaser timely complied with its obligations under the preceding paragraph and the Lender Approval has not been received on or before the Outside Date through no fault of Purchaser, the entire Deposit shall be refunded to Purchaser, and thereafter the parties shall have no obligations or liabilities to each other, other than the Surviving Obligations.
     3.3 Title and Survey.
               (a) Prior to the Effective Date, Seller delivered to Purchaser a copy of Seller’s existing title policy (the “Existing Title Policy”), together with copy of a survey for the Property dated December 12, 2003, prepared by Hayden Frye and Associates, Inc. (the “Existing Survey”). Seller has ordered an updated title insurance report from the Title Company (the “Title Commitment”) and requested that the Title Company provide Purchaser with a copy of the Title Commitment and legible copies of any covenants, easements and other items listed as title exceptions therein. Purchaser at Purchaser’s option, cost and expense may obtain an update of the Existing Survey (the “Survey Update”). In the event any exceptions, appear in the Existing Title Policy and/or the Existing Survey that are unacceptable to Purchaser, Purchaser shall, prior to the expiration of the Inspection Period (time being of the essence) (the “Existing Title Approval Period”), notify Seller in writing of such facts, the reasons therefor and the curative steps that would remove the basis for Purchaser’s objections (the “Purchaser’s Existing Title Objections”). In the event (i) the Survey Update shows any matter affecting the Property that is unacceptable to Purchaser or (ii) any exceptions appear in the Title Commitment that are unacceptable to Purchaser, Purchaser shall, no later than two (2) business days following receipt of the Title Commitment and the Survey Update (time being of the essence) but in no event later than August 19, 2005 (the “Title Approval Period”), notify Seller in writing of such facts, the reasons therefor and the curative steps that would remove the basis for Purchaser’s objection (“Purchaser’s Title Objections”). Upon the expiration of the Existing Title Approval Period and the Title Approval Period, except for Purchaser’s Existing Title Objections and Purchaser’s Title Objections, Purchaser shall be deemed to have accepted the form and substance of the Existing Survey and Survey Update, all matters shown or addressed thereon, and all items shown or addressed in the Existing Title Policy and the Title Commitment (collectively, the “Approved Title Matters”).
               (b) Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of Purchaser’s Existing Title Objections or Purchaser’s Title Objections, but the foregoing shall not permit Seller to refuse to pay off at Closing, to the extent of the monies payable at Closing, mortgages on the Property of which Seller has actual knowledge, other than the Existing Mortgage, and pay off or bond mechanic’s liens for work requested by Seller (as opposed to tenants). Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of Purchaser’s Existing Title Objections or Purchaser’s Title Objections to Purchaser’s reasonable satisfaction prior to the Closing Date or within such additional period of time (up to thirty (30) days in the aggregate thereafter), for which Seller shall have the right to adjourn the

Closing. In the event Seller is unable or unwilling to attempt to eliminate or modify all of Purchaser’s Existing Title Objections or Purchaser’s Title Objections to the reasonable satisfaction of Purchaser, Seller shall provide written notice to Purchaser of those objections Seller will not attempt or be able to cure (“Seller’s Notice”). Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after Seller’s Notice, time being of the essence to the giving of Purchaser’s notice or (y) proceed to Closing without adjustment to the Purchase Price. If Purchaser shall duly give such termination notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations.
               (c) The term “Permitted Encumbrances” as used herein includes: (i) all of the Approved Title Matters, (ii) any Purchaser’s Existing Title Objection and/or Purchaser’s Title Objection that Seller states it will not attempt to cure in Seller’s Notice and that remain uncured at the earlier to occur of (A) Closing (as the same may be adjourned as provided in this Agreement) or (B) five (5) business days after Seller’s provision of the Seller’s Notice, (iii) the rights and interests of parties claiming under the Leases, (iv) liens for real property taxes, assessments, and water and sewer meter charges which are not due and payable as of the Closing Date and/or which are apportioned pursuant to this Agreement, and (v) the Existing Mortgage and documents of record in connection therewith.
               (d) Purchaser may, at or prior to Closing, notify Seller in writing of any objection to title (i) raised by the Title Company between the expiration of the Title Approval Period and the Closing and (ii) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Approval Period; provided that Purchaser must notify Seller of such new objection to title within three (3) business days of being made aware of the existence of such matter. If Purchaser sends such notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to Purchaser’s Title Objections under Sections 3.3(b) and (c) hereof.
     3.4 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:
               (a) Purchaser is a corporation, duly organized and in good standing under the laws of the State of Maryland and has the power to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement;
               (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser’s assets is bound;
               (c) with respect to each source of funds to be used by Purchaser to purchase the Property (respectively, the “Source”), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or (B) a “plan” as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) the Source includes the assets of (A) an “employee benefit plan” as defined in Section 3(3) of ERISA or (B) a “plan” as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 3.4 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Source is in compliance with the Orders (as hereinafter defined);
               (d) Purchaser has not received written notice that Purchaser:
(1)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)	is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
If Purchaser is notified in writing that it has become listed on the Lists (a “Triggering Event”), Purchaser shall immediately notify Seller, but in no event later than five (5) business days after the occurrence of the Triggering Event. In the event of a Triggering Event, Seller may terminate this Agreement upon written notice to Purchaser, whereupon the Deposit, subject to compliance with applicable governmental regulations, shall be retained by Seller, and neither party shall have any further obligation hereunder except for the Surviving Obligations. At Seller’s option, Purchaser shall have ten (10) business days after receipt of Seller’s notice to remove such party from any interest in Purchaser.
The Purchaser’s representations and warranties set forth in this Section 3.4 shall survive the Closing or termination of this Agreement. As a condition precedent to Seller’s obligation to close the purchase and sale transaction contemplated in this Agreement, Purchaser’s representations and warranties contained herein must remain and be true and correct as of the Closing Date. Prior to the Closing Date, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 3.4 in any way inaccurate, incomplete, incorrect or misleading.
     3.5 Seller’s Representations and Warranties.
     3.5.1 Seller represents and warrants to Purchaser that:
               (a) it has the full right, power, and authority to enter into, execute and deliver this Agreement, and, subject to Section 3.2(c), to perform all duties and obligations imposed on it under this Agreement, except to the limited extent, if any, specifically and expressly set forth in this Agreement and Seller has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and, subject to Section 3.2(c), has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Seller to this Agreement;
               (b) subject to Section 3.2(c), neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller, or any shareholder, partner or related entity or affiliate of Seller, is a party or by which Seller, any shareholder, partner or related entity or affiliate of Seller, or any of Seller’s assets is bound;
               (c) the Rent Roll delivered to Purchaser in accordance with Schedule 1 is accurate in all material respects as of the date thereon, there are no security deposits other than those set forth on the Rent Roll, and no tenant has been given free rent, any concession in the payment of rent or any abatement in the payment of rent, except as set forth in the Rent Roll;
               (d) the list of Operating Contracts to be provided to Purchaser will be complete and accurate in all material respects as of the date thereon, and Seller has not received any written notice of Seller’s default under such Operating Contracts which remains uncured;
               (e) the Leases, or copies thereof, provided or otherwise made available to Purchaser are true and complete in all material respects;
               (f) except as set forth in Schedule 2, there are no agreements with tenants or others providing for payment after the Closing by Seller of tenant improvement or similar allowances;
               (g) to Seller’s knowledge, there is not now pending any action, suit, or proceeding (including, but not limited to, condemnation or similar proceedings) before any court or governmental agency that would adversely affect the Property, or the operation thereof (except those actions or proceedings that are covered by Seller’s liability insurance coverage and or landlord/tenant matters is the ordinary course of business);
               (h) to Seller’s knowledge, Seller has not received written notice that the Property or the use thereof violates any governmental law or regulation that remains uncured and that would have a materially adverse effect on the use and operation of the Property;

               (i) to Seller’s knowledge, neither Seller nor, to Seller’s knowledge, any partner of Seller, is the subject of, or has received any written notice of or threat that the Seller or any such partner has or will become the subject of, any reorganization, liquidation, dissolution, receivership or other action or proceeding under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., or any other federal, state or local laws affecting the rights of debtors and/or creditors generally, whether voluntary or involuntary and including, without limitation, proceedings to set aside or avoid any transfer or any interest in property or obligations, whether denominated as a fraudulent conveyance, preferential transfer or otherwise, or to recover the value thereof or to charge, encumber or impose a lien thereon;
               (j) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
               (k) Seller has no employees and no pension plans or employee benefit plans;
               (l) except as set forth on Schedule 3, there are no agreements providing for payment after the Closing by Seller of leasing commissions or fees with respect to procuring tenants for the Property; and
               (m) Robert Lay and Robert Bergman (“Lay” and “Bergman”) are the two persons within Seller’s asset management organization who have primary responsibility within such organization for oversight of the operation and management of the Property.
     3.5.2 The Seller’s representations and warranties set forth in Section 3.5.1 shall survive the Closing for a period of one hundred eighty (180) days (the “Survival Period”). If any Leases or Operating Contracts which have been exhibited to Purchaser or its representatives contain provisions that are inconsistent with the representations set forth in Section 3.5(c), (d), (e) and (f) above, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases and Operating Contracts. As a condition precedent to Purchaser’s obligation to close the purchase and sale transaction contemplated in this Agreement, Seller’s representations and warranties contained herein must remain and be true and correct in all material respects as of the Closing Date, unless such representations and warranties have changed by reason of facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred (e.g., the Seller entering into a new Operating Contract in accordance with this Agreement, Seller terminating or entering into a new Lease in accordance with this Agreement, tenant defaults, vacancies, etc.)
     3.5.3 Prior to the Closing Date, Seller shall notify Purchaser in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in Section 3.5.1 in any way inaccurate, incomplete, incorrect or misleading. The parties agree that if on or prior to Closing Purchaser becomes aware (either by way of Seller’s notice or otherwise) that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, and whether or not Purchaser elects to close the transaction (as opposed to terminating this Agreement), Purchaser shall have no claim against Seller in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties (as hereinafter defined) for any redress or relief thereof. The Purchaser may not assert a claim against the Seller and/or Seller Related Parties if at the time of the Closing the Purchaser had knowledge of such breach and nonetheless proceeded with the Closing. Purchaser and Seller agree that if subsequent to the Closing Purchaser first becomes aware that any representation or warranty of Seller is inaccurate, incomplete, incorrect or misleading, Purchaser shall have no claim against Seller and/or Seller Related Parties in connection with a breach of such representation or warranty and shall not look to Seller and/or Seller Related Parties for any redress or relief thereof unless (i) a claim is made by Purchaser against Seller for breach of such representation or warranty before the expiration of the Survival Period and (ii) Purchaser’s damages as a result of such breach are reasonably estimated to aggregate at least $50,000.
     3.5.4 Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of the Seller for breaches of the representations and warranties herein or the Seller’s Estoppel Certificate(s) (as hereinafter defined) shall not exceed $350,000 (the “Maximum Amount”). At Closing, at Seller’s option, Seller will either deliver to Purchaser a separate guaranty of Seller’s parent, Sterling American Property IV L.P., for the Maximum Amount or maintain such amount in (cash or letter of credit) a separate escrow with the Escrow Agent for the duration of the Survival Period (or if longer, until the resolution of the applicable claim). Purchaser and Seller agree that the words “Seller’s knowledge” and words of similar import shall mean the current actual knowledge of Lay and/or Bergman, without any independent investigation on their part to determine the existence or absence of such facts, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon Lay and Bergman any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.
     3.5.5 Notwithstanding anything in this Agreement to the contrary, any liability of Seller to Purchaser under or in respect of this Agreement after the Closing shall not exceed the Maximum Amount.
     3.6 Tenant Estoppel Certificates/ No Bankruptcy of Major Tenants.
               (a) Seller agrees subsequent to the expiration of the Inspection Period to deliver to all tenants of the Property a request for an estoppel certificate in the form of Exhibit F attached hereto. The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser’s obligation to close title under this Agreement that an estoppel certificate either substantially in the form of Exhibit F or in the form required by a tenant’s Lease (a “Tenant Estoppel”), dated not earlier than thirty (30) days prior to the initially scheduled Closing Date be delivered to Purchaser, from tenants occupying not less than one hundred percent (100%) of the occupied space in the Property (including Northrop Grumman and Patten Wornom Hatten (the “Major Tenants”)), no later than five (5) days before Closing. Seller agrees to use good faith efforts to obtain such Tenant Estoppels, provided however, Seller shall not be obligated to expend any funds in order to do so. Notwithstanding the foregoing, if at Closing Seller is unable or fails to deliver such Tenant Estoppels, Seller may execute and deliver to Purchaser, at Closing, its own certificate with respect to up to twenty-five (25) percent (but not for the Major Tenants) of the one hundred percent (100%) of tenants occupying space, from whom estoppel certificates were not received and whose Leases are in full force and effect (substantially in the form of Exhibit F or in the form required by a tenant’s Lease, appropriately modified to reflect that they are certificates of Seller and made to Seller’s knowledge;

hereinafter, the “Seller’s Estoppel Certificate”) and the statements of Seller contained therein shall survive the Closing until the earlier of (a) 180 days after Closing, and (b) the date Purchaser obtains an estoppel certificate from a tenant for whom Seller delivered a Seller’s Estoppel Certificate. In the event that any representation or warranty of Seller was confirmed in a Tenant Estoppel, notwithstanding anything to the contrary set forth in this Agreement, such Seller representation or warranty shall not survive Closing.
               (b) The parties agree that each Tenant Estoppel containing non-material exceptions, qualifications or modifications shall be deemed to be an acceptable estoppel certificate for purposes of this Section 3.6. In the event a Tenant Estoppel contains a material exception or qualification or alleges a material default by Seller (a “Material Default”), Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller, on the earlier of two (2) business days after the date of delivery to Purchaser of a Tenant Estoppel alleging a Material Default and the Closing Date (the “Estoppel Termination Notice”), time being of the essence as to the giving of such notice. If Purchaser shall timely give the Estoppel Termination Notice, then subject to Seller’s option set forth below, this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Deposit, and neither party shall have any obligation hereunder other than the Surviving Obligations. If Purchaser shall have timely delivered the Estoppel Termination Notice to Seller, Seller may, at its sole option, on or before the Closing Date, but not with respect to the Major Tenants, either (i) deliver to Purchaser a Seller’s Estoppel Certificate without the allegations of the Material Default, and the statements of Seller contained therein shall survive the Closing until the earlier of (x) 180 days after Closing, and (y) the date Purchaser obtains an estoppel certificate from such tenant for whom Seller delivered Seller’s Estoppel Certificate, or (ii) indemnify Purchaser for any alleged Material Default, which indemnity shall survive Closing for a period of one hundred eighty (180) days unless on expiration of such one hundred eighty (180) day period there is an action pending with respect to the subject matter of the Material Default. If Seller shall duly deliver such Seller Estoppel(s) or indemnity with respect to any space tenants, Purchaser’s notice of termination shall be void and this Agreement shall continue in full force and effect and Seller shall be deemed to have delivered to Purchaser Tenant Estoppels in full compliance with this Section 3.6. If Purchaser shall not have given timely the Estoppel Termination Notice, time being of the essence as to the giving of such notice, Purchaser shall be deemed for all purposes to be satisfied with the form and substance of each Tenant Estoppel and shall have no further right to object thereto or to terminate this Agreement based on the response or lack thereof with respect to the Tenant Estoppels.
               (c) The parties agree that it shall be a condition to Purchaser’s obligation to close under this Agreement that at Closing the leases of the Major Tenants shall be in full force and effect and neither Major Tenant shall have (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

SECTION 4.
ACCEPTANCE OF PROPERTY
     4.1 “As Is”. Purchaser agrees that, prior to the end of the Inspection Period, Purchaser or its duly authorized agent will have examined and investigated to Purchaser’s full satisfaction the physical, economic and legal condition of the Property, and made all other inquiries Purchaser deemed necessary in connection with the transaction herein contemplated. Purchaser is satisfied to purchase the Property in its “as is” condition as of the Effective Date, reasonable wear and tear from the Effective Date excepted. Any information, data, schedules, photographs, surveys, set-ups, representations or other materials furnished to or obtained by Purchaser were for preliminary purposes only and are superseded by this Agreement. Purchaser has not relied thereon in executing this Agreement. Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Property, the condition of Seller’s title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Property, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Property, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations. In arriving at its decision to purchase the Property, Purchaser did not rely upon any statements by Seller, Seller’s agents or employees or anyone else acting or purporting to act on Seller’s behalf, except as expressly set forth in this Agreement. Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller, except for Seller’s representations and warranties contained in this Agreement. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information, except for Seller’s representations and warranties contained in this Agreement. Purchaser acknowledges and agrees that the Property is to be acquired subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Property.
     4.2 Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the “Seller Related Parties”) and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, including but not limited to mold, the documents and information referred to in this Agreement, the leases and the tenants thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 4.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.
SECTION 5.
CLOSING
     5.1 Closing. The closing of the purchase and sale transaction contemplated herein (the “Closing) shall take place through an escrow established with the Title Company at 10:00 a.m. New York time on the date which is five (5) business days after the receipt of Lender Approval (the “Closing Date”, as the same may be adjourned as provided in this Agreement), provided however, Purchaser shall have the right to adjourn the Closing once for a period of up to thirty (30) days (but not beyond the expiration of Lender Approval) by giving Seller written notice of its intention to do so no later than three (3) business days prior to the initial Closing Date (such written notice to set forth as the adjourned Closing Date), and in order to be effective, such notice must be accompanied by an additional Deposit of Three Hundred Thousand Dollars ($300,000.00) payable to the order of the Escrow Agent. Except as expressly provided in this Section 5.1, Purchaser shall have no other right to adjourn the Closing.
     5.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject to the Permitted Encumbrances.
     5.3 Proration. All rents, other amounts payable by the tenants under the Leases, utilities, water and sewer meter charges and all other operating expenses with respect to the Property for the month in which the Closing occurs, and real estate taxes and other assessments with respect to the Property for the tax year in which the Closing occurs, shall be prorated as of 11:59 p.m. New York time on the day before the Closing Date with Purchaser receiving the benefits and burdens of ownership on the Closing Date, provided however, if the funds representing the balance of the Purchase Price have not been received by Seller or Seller’s lender by 2:00 p.m. New York time on the Closing Date, all prorations shall be recalculated as of the next business day.
               (a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid through the month in which the Closing occurs (it being agreed that Seller is entitled to all arrears in rent), the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller. Subsequent to the Closing, if any such rents, other amounts and other income are actually received by Purchaser from the tenants owing such amounts, all such amounts shall be applied first to the month in which the Closing occurs, then to rents due to Purchaser, and the balance shall be immediately paid by Purchaser to Seller. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller; however, Purchaser shall not be required to expend any substantial funds or institute any litigation in its collection efforts. Nothing in this Agreement shall restrict Seller’s right to collect delinquent rents directly from a tenant by any legal means, and Seller shall be entitled to keep any such rents or other damages so collected, provided however, in no event shall Seller be entitled after the Closing to institute any litigation in its collection efforts. At Closing, prepaid rents and refundable security deposits in the possession or control of Seller on Closing (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific

Lease) at Seller’s sole option shall either be (i) transferred to Purchaser at Closing and not subject to adjustment, or (ii) adjusted by way of a credit in favor of Purchaser. With respect to any security deposits held by Seller at Closing in the form of letters of credit that are not transferable by Seller as landlord, Seller shall request that the applicable Tenants deliver new letters of credit (“New Letters of Credit”), issued in favor of Purchaser by a date not later than the Closing, but Seller shall not have any liability for the failure of such Tenants to so furnish New Letters of Credit and the failure of such Tenants to furnish New Letters of Credit shall not affect the obligations of Purchaser to proceed with the Closing. With respect to any letters of credit not transferable by Seller as landlord and for which New Letters of Credit are not issued as of Closing, Seller shall, until a New Letter of Credit is issued in favor of Purchaser, take all reasonable action, as directed by Purchaser and without obligation to incur any expenses which is not advanced by Purchaser, in connection with the presentment of such letters of credit for payment as permitted under the terms of the applicable Lease and in consideration of Seller’s agreement as aforesaid, Purchaser shall indemnify and hold harmless Seller for liability arising out of or resulting from Seller’s actions relating to such letters of credit after the Closing, which obligation shall survive the Closing.
               (b) (1) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes and assessments shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, with a further reconciliation to be made when the final rate or valuation rate is received.
                    (2) If any certiorari or other proceedings for the reduction of real estate taxes are pending at the Closing Date with respect to the tax year in which the Closing occurs or any tax year prior thereto, Seller shall continue the prosecution of such action. Any tax refund resulting from such proceeding, net of Seller’s costs of prosecuting the same, and after deducting any refunds required to be made to tenants pursuant to Leases, shall be apportioned between Seller and Purchaser in the same proportion that real estate taxes for such tax year are apportioned.
               (c) If the Closing shall occur before the actual amount of utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities, water or sewer meter charges or other operating expenses shall be upon the basis of an estimate by Seller of such utilities, water or sewer meter charges or other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities, water or sewer meter charges or other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities, water or sewer meter charges or other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.
               (d) If Leases contain obligations (“ Lease Obligations”) on the part of the tenants for: (i) CPI or similar adjustments, (ii) percentage rents, (iii) escalation payments for taxes, labor or operations, and/or (iv) other expenses including, without limitation, common area maintenance or any other operating cost pass-throughs or retroactive charges payable by tenants which have accrued as of the Closing Date but are not then due and payable, the amount of such Lease Obligations shall be prorated as of the Closing Date and paid and adjusted between Seller and Purchaser when the actual amount of such Lease Obligations with respect to the Property is determined and such Lease Obligations have been received by Purchaser from such tenant or tenants.
               (e) Reletting Expenses in accordance with Section 8.2 hereof and Existing Mortgage escrows.
The agreements of Seller and Purchaser set forth in this Section 5.3 shall survive the Closing. All prorations shall be completed and finalized no later than March 31, 2006.
     5.4 Closing Costs. Purchaser shall pay, on the Closing Date, the title insurance premium for the owner’s policy, Lender’s policies, and any endorsements thereto, all reasonable fees and costs required and incurred by the Lender in connection with the assumption by Purchaser of the Existing Mortgage, all survey charges, all recording and filing charges and fees to record the documents evidencing the conveyance of the Property (other than grantor’s tax), and all other costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a purchaser in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Seller shall pay, on the Closing Date, the cost of the grantor’s tax, costs and charges of the closing and consummation of the purchase and sale transaction contemplated in this Agreement as customarily charged to and payable by a seller in such transactions in the location in which the Land is situate (including one-half of the escrow charges of the Title Company). Notwithstanding the foregoing, each party shall pay its own attorneys’ fees and the fees of any accountants and/or advisors incurred in connection with the transaction contemplated in this Agreement.
     5.5 Seller’s Obligations at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
               (a) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Title Company to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.
               (b) Deed. A duly executed and acknowledged Deed conveying to Purchaser the Land and Improvements subject only to the Permitted Encumbrances, in the form of Exhibit B attached hereto, sufficient to enable the Title Company to issue its standard form owner’s policy to Purchaser, at Purchaser’s expense, insuring fee simple title to the Land and Improvements, subject only to the Permitted Encumbrances. Seller agrees to execute and deliver to the Title Company such customary certifications as are required by the Title Company in connection with the deletion or insurance over the standard printed exceptions for mechanic’s liens, broker liens, judgments against similarly named parties, and rights of tenants as tenants only. Purchaser shall be entitled to request that the Title Company provide such endorsements (or amendments) to the title policy as Purchaser may reasonably require, provided that (i) such endorsements shall be issued at no cost to, and shall not impose any additional liability on, Seller, (ii) Purchaser’s obligations under this Agreement shall not be conditioned upon Purchaser’s ability to obtain such endorsements and, if Purchaser is unable to obtain such endorsements, Purchaser shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (iii) the Closing shall not be delayed as a result of Purchaser’s request.

               (c) Assignment. A duly executed and acknowledged counterpart Assignment and Assumption of Operating Contracts, Warranties and Leases in the form attached to this Agreement as Exhibit C (the “Assignment”), and a Bill of Sale in the form attached hereto as Exhibit C-1 (the “Bill of Sale”).
               (d) FIRPTA Affidavit. A duly executed affidavit of Seller in form attached hereto as Exhibit D certifying that Seller is not a “foreign person,” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and in any applicable state laws for the state in which the Property is located.
               (e) Tenant Notices. Duly executed notice to tenants or lessees under the Leases in form attached hereto as Exhibit E.
               (f) Original Documents. The originals of all Leases and Operating Contracts in Seller’s Possession.
               (g) Transfer Tax Forms. All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any governmental authority as a result of the sale, and if Seller is responsible for payment of such taxes in accordance with this Agreement, checks made payable to the appropriate governmental authority in the required amounts (unless Seller authorizes the Title Company to deduct and pay such expenses out of monies payable to Seller).
               (h) Rent Roll. An updated Rent Roll for the Property.
               (i) Escrow Direction. A confirmation to Escrow Agent confirming the prorations and the Closing and directing that the Deposit and Purchase Price is to be delivered to Seller (the “Escrow Direction”).
               (j) Records and Files. Records and files which are in Seller’s Possession relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Property. The parties agree to cooperate so that, to the extent practical, deliveries of background records at or prior to the Closing which Purchaser desires to have delivered to it will be identified to the satisfaction of the parties at the Closing without actual delivery at Closing, provided satisfactory arrangements for post-closing delivery are made.
     5.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
               (a) Purchase Price. The balance of the Purchase Price, plus or minus other adjustments required under this Agreement, by wire transfer of immediately available funds to Seller.
               (b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by Seller and/or the Title Company authorizing Purchaser’s acquisition of the Property pursuant to this Agreement and the execution of this Agreement and any documents to be executed by Purchaser at the Closing.

               (c) Assignment. A duly executed and acknowledged counterpart Assignment.
               (d) Escrow Direction. A duly executed counterpart of the Escrow Direction.
               (e) Transfer Tax Forms. Duly executed and acknowledged transfer tax forms described in Section 5.5(g).
     5.7 Property Management Agreement. At Closing, Seller will terminate its management agreement for the Property.
SECTION 6.
RISK OF LOSS
     6.1 Condemnation. If, prior to Closing, (i) the whole or any part of the Property or any interest in the Property is taken by condemnation or right of eminent domain and (ii) such taking by condemnation or right of eminent domain results in (A) the taking of all or any part of the Improvements, (B) the loss of any parking spaces which causes the Property not to comply with applicable zoning ordinances, (C) a permanent loss of any means of vehicular access to the Property, or (D) an otherwise adverse and material effect on the value of the Property, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.
     6.2 Casualty. Except as otherwise provided in this Agreement, Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If before the Closing, the Property, or any part thereof, suffers any damage from fire or other casualty which in Seller’s reasonable estimate will require in excess of $750,000 to repair and restore, Seller will notify Purchaser of such fact (the “Seller’s Casualty Notice”), and Purchaser may terminate this Agreement by notice to the other party given within ten (10) days following Seller’s Casualty Notice to Purchaser, in which case Purchaser shall be entitled to the return of the Deposit, and thereafter neither party shall have any rights or obligations under this Agreement, other than the Surviving Obligations . If Purchaser does not terminate this Agreement, it shall remain in full force and effect, Purchaser agrees that it will consummate the Closing and accept the assignment of Seller’s right, title and interest in and to the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less an amount equal to any expenses and costs incurred by Seller to collect or adjust such insurance or to secure the Improvements or initiate repairs or restoration of the Property, and any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior to and including the Closing Date shall be payable to Seller (collectively, “Seller Expenses”), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, and there shall be no reduction in the Purchase Price or obligation of Seller to complete restoration. If prior to the Closing, the Property, or any part thereof, suffers any such damage which will in Seller’s reasonable estimate require less than $750,000 to repair or restore,

Purchaser agrees that it will consummate the Closing and accept the assignment of the net proceeds (or rights under the policy) of any insurance covering such damage, including any rent loss insurance for the period after the Closing (less Seller Expenses), to the extent the amount of such net proceeds does not exceed the Purchase Price, plus an amount equal to Seller’s deductible under its insurance policy applicable to such casualty, and there shall be no reduction in the Purchase Price or obligation of Seller to complete restoration. Seller agrees that from and after the date hereof and until the Closing Seller shall carry all insurance coverage which it presently carries on the Property. Seller’s existing liability and property insurance pertaining to the Property shall be canceled as of the Closing Date, and Seller shall be entitled to receive any premium refund due thereon.
     6.3 Uniform Vendor and Purchaser Risk Act. Purchaser and Seller each hereby waives the Uniform Vendor and Purchaser Risk Act and agree that the provisions of this Section 6 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Section 6.
SECTION 7.
DEFAULT
     7.1 Breach by Seller. In the event that Seller shall fail to close this transaction because of Seller’s default in the performance of Seller’s obligations under this Agreement, Purchaser, as Purchaser’s sole and exclusive right and remedy, shall either: (1) terminate this Agreement and receive a refund of the Deposit or (2) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided that (i) any such suit for specific performance must be filed within thirty (30) days after Purchaser first becomes aware of the breach or default by Seller, (ii) Purchaser is not in breach or default in the performance of its obligations under this Agreement, and (iii) Purchaser has tendered the Purchase Price, less Purchaser’s good faith reasonable estimate of proration credits that would be credited against the Purchase Price, to the Seller in immediately available funds.
     7.2 Breach by Purchaser. In the event that Purchaser fails to consummate the transaction contemplated by this Agreement, including delivery of the additional deposit in accordance with Section 2.1 and Section 5.1, if Purchaser elects to extend the Closing Date, this Agreement shall terminate and Seller shall receive and retain the Deposit as liquidated damages (and not as a penalty or forfeiture) and as Seller’s sole remedy and relief hereunder (except for the Surviving Obligations). Seller and Purchaser acknowledge that the actual damages to Seller which would result from such failure would be extremely difficult to calculate or establish on the date hereof. In addition, Purchaser desires to have a limitation put upon its potential liability to Seller in the event of such failure by Purchaser. Seller and Purchaser specifically acknowledge and agree, after negotiation between Seller and Purchaser, that the amount of the Deposit constitutes reasonable compensation to Seller for such failure by Purchaser and shall be disbursed to and retained by Seller as liquidated damages in the event of such failure by Purchaser. None of the provisions of this Section 7.2 shall limit, impair or affect any of Purchaser’s indemnities of Seller or other Surviving Obligations as provided for elsewhere in this Agreement.

SECTION 8.
FUTURE OPERATIONS
     8.1 Maintenance and Contracts. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:
               (a) Seller will continue to operate the Property in the customary and ordinary manner consistent with Seller’s current practices in effect as of the Effective Date, ordinary wear and tear and casualties excepted; and
               (b) Seller will perform all of Seller’s material obligations under the Contracts. Seller will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), modify, enter into, or renew any Contract which cannot be canceled upon thirty (30) days prior written notice.
     8.2 Leasing.
               (a) Between the Effective Date and the expiration of the Inspection Period, Seller, in its sole and absolute discretion and without the consent of Purchaser, shall be permitted to enter into any new Lease for space in the Property which is presently vacant or which may become vacant prior to the expiration of the Inspection Period. If Seller enters into such a new Lease, Seller will provide Purchaser with written notice of such new Lease at least two (2) business days prior to expiration of the Inspection Period. Between the expiration of the Inspection Period and Closing, Seller shall not, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed: (a) amend, renew or extend any Lease in any respect, unless required by law or the terms of the existing lease; (b) grant a written Lease to any tenant occupying space without a written lease; or (c) terminate any lease or tenancy except by reason of a default by the tenant thereunder. Between the expiration of the Inspection Period and Closing, Seller shall not permit occupancy of, or enter into any new Lease for, space in the Property which is presently vacant or which may hereafter become vacant without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) a copy of the proposed Lease and a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof. If Purchaser approves such proposed Lease, Purchaser shall so notify Seller within four (4) business days after receipt of Seller’s notice if such notice was personally delivered to Purchaser, or within seven (7) business days after the mailing of such notice by Seller to Purchaser, in which case Seller shall enter into the proposed Lease, and the Reletting Expenses (as hereinafter defined) shall be prorated in each case over the term of the lease and apportioned as of the Closing and credited in favor of Seller at Closing. If Purchaser does not approve such proposed Lease, provided such Lease was at market rates and otherwise market terms, Seller shall be credited at Closing the rent and additional rent that would have been payable under the proposed Lease, from the date on which the tenant’s obligation to pay rent would have commenced if Purchaser had not objected until the Closing, less the amount of the brokerage commission specified in Seller’s notice and the reasonable cost of decoration or other work required to be performed by the landlord under the terms of the proposed lease to suit the premises to the tenant’s occupancy (the “Reletting Expenses”), prorated in each case over the term of the proposed lease and apportioned as of the Closing. In no event shall the amount so credited to Seller for the Reletting Expenses exceed the sums actually paid by Seller on account thereof.
               (b) If any space is vacant at the time of Closing, Purchaser shall accept the Property subject to such vacancy. From and after the expiration of the Inspection Period, Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser’s prior written consent. Subject to the provisions of Section 3.6(c), Seller does not warrant that any particular Lease or tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder. The termination of any Lease or tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.
SECTION 9.
MISCELLANEOUS
     9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, or United Parcel Service, addressed to such party at the address specified below; or (d) at the time of electronic confirmation of receipt after being sent by facsimile to the following numbers. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	c/o Sterling Advisors IV L.L.C.
111 Great Neck Road
Great Neck, NY 11021
Attn: Richard A. Wilpon
Telephone: (516) 504-2100
Facsimile: (516) 504-2111

with a copy to:	Schiff Hardin LLP
623 Fifth Avenue
New York, NY 10022
Attn: Marina Rabinovich, Esq.
Telephone: (212) 753-5000
Facsimile: (212) 753-5044

If to Purchaser:	Columbia Equity Trust, Inc.
1750 H Street, NW
Suite 500
Washington, DC 20006

Attn: Clint Fisch
Telephone: (202) 303-3073
Facsimile: (202) 303-3088

with a copy to:	Hunton & Williams LLP
1900 K Street, NW
Suite 1200
Washington, DC 20006
Attn: John M. Ratino
Telephone: (202) 778-2221
Facsimile: (202) 778-2201

If to Escrow Agent:	Fidelity National Title Insurance Company
2 Park Avenue
New York, NY 10016
Attn: Kenneth C. Cohen
Telephone: (212) 845-3135
Facsimile: (646) 742-0733
     The attorneys are authorized to give any notice specified in this Agreement on behalf of their respective clients.
     9.2 Real Estate Commissions. Seller shall pay to CB Richard Ellis, Inc. (hereinafter called “Agent”) a commission in the amount agreed on, if and when payable in accordance with the terms of a separate agreement between Seller and Agent. Except for Agent, neither Seller nor Purchaser has authorized any broker or finder to act on Purchaser’s or Seller’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend, protect and hold harmless Seller from and against any and all demands, claims, losses, damages, liabilities, costs or expenses of any kind or character (including reasonable attorneys’ fees and charges) arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, other than claims of Agent based on Agent’s agreement with the Seller. Seller agrees to indemnify, defend, protect and hold harmless Purchaser from and against any and all claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees and expenses, arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.
     9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

     9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.
     9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.
     9.6 Time of Essence. Time is of the essence of this Agreement (other than for Seller’s rights to adjourn the Closing as expressly provided in this Agreement); however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, the State of New York, or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. As used in this Agreement, the term “business day” means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed.
     9.7 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld in its sole and absolute discretion, provided however, subsequent to the expiration of the Inspection Period, on not less than five (5) business days prior written notice to Seller, Purchaser shall be entitled to assign this Agreement to an affiliate (with such affiliate assuming the obligations of Purchaser under this Agreement). Purchaser shall provide Seller with a true and complete copy of such assignment and assumption promptly upon execution and delivery thereof. No assignment of this Agreement or Purchaser’s rights hereunder shall relieve Purchaser of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Purchaser; there are no third party beneficiaries hereof. Any assignment of this Agreement in violation of the foregoing provisions shall at Seller’s option be null and void.
     9.8 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.
     9.9 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys’ fees incurred in such suit.
     9.10 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.

     9.11 Exhibits. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.
     9.12 Construction. Seller and Purchaser acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
     9.13 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located.
     9.14 Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing.
     9.15 Jury Waiver. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER OR BY SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
     9.16 No Personal Liability of Officers, Directors, Etc. of Seller. Purchaser acknowledges that this Agreement is entered into by a limited partnership as Seller and Purchaser agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.
     9.17 Choice of Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the Commonwealth of Virginia. Any legal action, suit or proceeding in connection with this Agreement or for enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the federal or state courts of the Commonwealth of Virginia, and, Purchaser hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in personam, generally and unconditionally with respect to any such action, suit, or proceeding for itself and in respect of its property.
     9.18 Non-Solicitation of Employees. Purchaser acknowledges and agrees that, without the express prior consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property. This Section 9.18 shall constitute a Surviving Obligation.
     9.19 Access. Purchaser hereby agrees to retain all leases and lease related documents (the “Lease Documents”) with respect to the Property and in effect on or after the Seller’s acquisition of the Property; provided however, Purchaser shall have no obligation to retain any Lease Documents entered into after Closing. Purchaser shall cooperate fully, as and to the extent reasonably requested by Seller and Seller Related Parties, in delivering and/or granting access to Seller and/or Seller Related Parties of any of the Lease Documents that Seller and/or Seller Related Parties may require in connection with any accounting and/or tax audit with respect to Seller’s ownership and management of the Property. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to retain any of the Lease Documents after the date that is three (3) years from the last day of the fiscal year to which such Lease Document relates. In addition to the foregoing, after the Closing, Purchaser agrees to allow Seller and its designated representatives, on prior written notice and during business hours, reasonable access to the documents, instruments, books and records for the Property dated prior to the date of Closing (the “Records”). Seller and its designated representatives shall have the right to make copies of the Records and the Lease Documents.
SECTION 10.
ESCROW PROVISIONS
     10.1 The Deposit shall be held in escrow by the Escrow Agent until the earliest of (a) the Closing, on which date the Deposit shall be released to Seller; (b) ten (10) days after the Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposit, following which period the Deposit shall be (i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Deposit; provided, in each case, however, that within such ten (10) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposit; or (c) a joint notice executed by Seller and Purchaser is received by the Escrow Agent, in which event the Escrow Agent shall release the Deposit in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser. Notwithstanding anything to the contrary set forth herein, if Purchaser advises Seller and the Escrow Agent in accordance with Section 3.1 or 3.2 that Purchaser has elected to terminate this Agreement, then Escrow Agent shall promptly return the Deposit to Purchaser.

     10.2 The Deposit shall be held by the Escrow Agent in a separate interest-bearing money market or bank account. The Deposit may be invested on behalf of Seller or Purchaser; provided that any direction to the Escrow Agent for such investment shall be in writing and a completed, signed W-9 Form accompanies it. The Escrow Agent is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof. If the Closing occurs, the Deposit shall be paid to Seller and applied to the Purchase Price. In the event that there is no Closing hereunder and the Deposit is to be paid to Seller pursuant to the terms of this Agreement, such payment shall be made to Seller, otherwise, the Deposit shall be paid to Purchaser.
     10.3 In the event that (i) the Escrow Agent shall have received a notice containing contrary instructions or a court order as provided for in Section 10.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposit, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposit until the Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Deposit, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposit, in either of which events the Escrow Agent shall then dispose of the Deposit in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 10.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above: (y) if the Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposit or any portion thereof has been commenced, the Escrow Agent may, on written notice to Seller and Purchaser, deposit the Deposit with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction and the commencement of an action in interpleader. Upon the taking by Escrow Agent of either of the actions described in (y) or (z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.
     10.4 The Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposit in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposit in escrow pursuant to the provisions of this Section 10 and for no other purpose.

SELLER:

PATRICK HENRY ASSOCIATES L.P.

By:	SAP IV Patrick Henry NF GP L.L.C.,
its sole general partner

By: SAP IV manager, Inc.,
its manager

By:	/s/ Richard A. Wilpon

Its:	Senior Executive Vice President

PURCHASER:

COLUMBIA EQUITY TRUST, INC.,
a Maryland corporation

By:	/s/ Clinton Fisch

Its:	Director of Acquisitions
The undersigned Escrow Agent hereby acknowledges receipt of the Deposit and a copy of this Agreement, and agrees to hold and dispose of the Deposit in accordance with the provisions of this Agreement.

ESCROW AGENT:	Fidelity National Title Insurance Company

By:

Its:

Date of Execution
by Escrow Agent:
_______, 2005

SCHEDULE 1
ITEMS TO BE DELIVERED
TO THE EXTENT IN SELLER’S POSSESSION
a)	The last two years’ real estate tax bills;

b)	All utility invoices for the three (3) most current months (electric, water, sewer and trash removal);

c)	The last three (3) years operating statements;

d)	Delinquencies Report (up to 90 days);

e)	Copies of the Leases (if too many, Purchaser may examine Leases at the offices of the managing agent on prior notice);

f)	Copies of Operating Contracts;

g)	A rent roll (the “Rent Roll”) identifying all leases of space within the Property (the “Leases”) current as of a date not earlier than thirty (30) days prior to the Effective Date;

h)	Existing Mortgage documents.

SCHEDULE 2
Tenant Improvements Allowances payable after Closing
None

SCHEDULE 3
List of Brokerage Agreements providing for payment of leasing commissions after Closing.
None

EXHIBIT A
LEGAL DESCRIPTION OF LAND

EXHIBIT B
DEED
SPECIAL WARRANTY DEED SUBJECT TO THE ASSUMPTION OF THE EXISTING DEBT

EXHIBIT C
FORM OF ASSIGNMENT
ASSIGNMENT AND ASSUMPTION OF OPERATING CONTRACTS, WARRANTIES AND LEASES
                                              (“Assignor”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has Granted, Sold, Assigned, Transferred, Conveyed, and Delivered and by these presents does Grant, Sell, Assign, Transfer, Convey and Deliver unto                                         , a                                           (“Assignee”), all of Assignor’s rights, title, and interests in and to the following items arising or used in connection with the improved property situated on the land in the                      County, State of                      more particularly described on Exhibit A attached hereto and made a part hereof (hereinafter called the “Property”):
     (a) Any leases for space in the Property (the “Leases”), together with refundable security and other deposits owned or held by Assignor pursuant to the Leases, and any and all claims against tenants under the Leases for past due rents or otherwise, which Lease security deposits and claims are described on Exhibit B attached hereto;
     (b) The assignable service, maintenance, or management Agreements relating to the ownership and operation of the Property (the “Operating Contracts”) attached hereto as Exhibit C; and
     (c) Any assignable warranties and guaranties relating to the Property or any portion thereof (collectively, the “Warranties”).
Assignor and Assignee hereby covenant and agree as follows:
     (i) Assignee accepts the aforesaid assignment and Assignee assumes and agrees to be bound by and timely perform, observe, discharge, and otherwise comply with each and every one of the agreements, duties, obligations, covenants and undertakings upon the lessor’s part to be kept and performed under the Leases and any obligations of Assignor under the Operating Contracts, from and after the date hereof.
     (ii) Neither this Assignment nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability or any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto. Except to the extent expressly set forth in this Assignment, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property, Leases, Operating Contracts or Warranties.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Operating Contracts, Warranties and Leases effective as of the                      day of                                          ,2005.
Assignor:

,

a

By:
Its:

Assignee:

,

a

By:
Its:

EXHIBIT C-1
BILL OF SALE
     Seller,                                         , a                                         , in consideration of Ten and No/100 Dollars ($10.00), receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to Purchaser, the following described personal property, to wit:
All of the furniture, fixtures, equipment, machines, apparatus, supplies and personal property, of every nature and description, if any, now owned by Seller and located in or on the real estate commonly known as “                                        ”,                     County,                     , which real estate is legally described on Exhibit “A” attached hereto and made a part hereof, excepting therefrom the following: (a) any fixtures, furniture, furnishings, equipment or personal property, if any, of tenants occupying the improvements situated on the real estate; (b) any fixtures, furniture, furnishings, equipment or personal property, if any, used by the property manager at the real estate; and (c) fixtures, equipment, and machines, if any, leased by Seller under any Agreements.
     This transfer is made without representation, warranty or guaranty by, or recourse against, Seller of any kind whatsoever.
     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name by its officers thereunto duly authorized this                      day of                                        , 2005.

a                     corporation
By:
Its:
     [EXHIBIT “A” WILL BE LEGAL DESCRIPTION ATTACHED TO AGREEMENT]

EXHIBIT D
FORM OF FIRPTA AFFIDAVIT
TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS
     To inform                                         , a                                          (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (collectively, the “Code”), will not be required for transfer of certain real property to Transferee by                                         , (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:
     1. Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);
     2. Transferor’s U.S. taxpayer identification number is as follows:                                         . Transferor is not a “disregarded entity” as defined in 26 CFR Section 1:1445-2(b)(2)(iii).
     3. Transferor’s office address is as follows:

     Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
     Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.
     Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.
Date:                                         , 2005
TRANSFEROR:

By:

Its:

EXHIBIT E
FORM OF TENANT NOTICE
                                        , 2005

     This is to notify you that                     , a                      (“Seller”), has sold its interest in the property described above and in connection therewith has assigned its interest as landlord under your lease to                                          , a                      (“Buyer”).
     You are further notified that any refundable security deposits or any prepaid rents under your lease have been transferred to Buyer.
     Commencing as of                                          all rental payments under your
lease shall be paid to Buyer or as Buyer shall direct. Please make your rent checks payable to Buyer at the above address.
Any written notices you desire or are required to make to the landlord under your lease should hereafter be sent to Buyer at the above address.

Very truly yours,

SELLER:

a

By:

Its:

EXHIBIT F
TENANT’S ESTOPPEL CERTIFICATE
     This TENANT’S ESTOPPEL CERTIFICATE is executed as of this                      day of                                         , 2005 by                      which is the Tenant (hereinafter referred to as the “Tenant”) under that written lease agreement dated as of                                          by and between                                         , as Landlord (or “Seller”), and                                         , as Tenant (hereinafter referred to as “Lease”) as amended by                                          and relating to premises known as                                          (the “Leased Premises”), which are part of the property known as                                          (the “Premises”).
Tenant represents and warrants to Seller,                                         , (the “Purchaser”) and Purchaser’s successors and assigns, and to the Purchaser’s lender, if applicable, each of the following:
1. The Lease (annexed hereto as Exhibit “A”) is presently in full force and effect and has not been amended, supplemented, modified or otherwise changed, except as set forth therein and as noted above. The Lease represents the entire agreement between the parties as to the leasing of the Leased Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.
2. Neither the Landlord nor the Tenant is in default or breach of the Lease; nor does a condition exist that with the giving of notice or passage of time would constitute a default by Landlord; there is no pending litigation between the Landlord and the Tenant; and Tenant has no claim against Landlord.
3. Tenant is currently obligated to pay the base rental in the amount of $                                         per month; further, additional rental pursuant to the Lease is payable as follows: Tenant pays its pro-rata share of operating expenses in excess of $                                         and real estate taxes in excess of $                                        ;
4. Tenant has paid the monthly rental required under the Lease through                                         .
5. The term of the Lease commenced on                                         . The Rent Commencement Date was                                         . The Lease will terminate on                                         . The Tenant has no option to terminate or cancel the Lease. The Lease provides for the following extension option (if none, please state “none”):                                         .
6. There are no offsets or credits against any rentals payable under the Lease and Tenant has made no payment to Landlord as an advance or prepaid rental.
7. Tenant has deposited $                                         as security deposit under the Lease.
8. Tenant has no option right or right of first refusal to purchase the Leased Premises or the Premises or any portion thereof.

9. Landlord has performed in all respects all of Landlord’s obligations with respect to the performance of work or installation of equipment, and Tenant is not entitled to any tenant improvement allowance after the date hereof.
10. Except as may be otherwise provided in the Lease, the Tenant is not entitled to any rental concessions or abatements.
11. Tenant has not transferred, assigned, or sublet any portion of the Leased Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):                                         .
Tenant makes this statement for the benefit and protection of the Seller, Purchaser, its successors and/or assigns, and/or Purchaser’s lender, with the understanding that such parties intend to rely upon this statement in acquiring the Premises and/or making a loan to Purchaser.

IN WITNESS WHEREOF, Tenant has executed this Tenant’s Estoppel Certificate as of the date first above written.

TENANT:

-ii-

PURCHASE AND SALE AGREEMENT
by and between
PATRICK HENRY ASSOCIATES, L.P.
as Seller
and
COLUMBIA EQUITY TRUST, INC.
as Purchaser